Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
175 Water Street	Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com
New York, NY 10038	Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com
www.aig.com

AIG REPORTS FIRST QUARTER 2016 AFTER-TAX OPERATING INCOME OF $773 MILLION OR $0.65 PER DILUTED SHARE

Net loss of $183 million, or $0.16 per diluted share, on a reported basis for the first quarter of 2016

First Quarter 2016 Highlights:

•	Normalized ROE increased by 110 basis points to 8.9% from the first quarter of 2015, and includes a benefit of 50 basis points due to the lower effective tax rate

•	GOE reduction of 5% from the first quarter of 2015, excluding the impact of foreign exchange

•	Commercial Property Casualty accident year loss ratio, as adjusted, of 64.5, 1.7 points lower than full-year 2015 and 0.1 point higher than the prior-year quarter

•	Strong growth in Personal Insurance underwriting results

•	Returned $4.0 billion to shareholders

NEW YORK, May 2, 2016 – American International Group, Inc. (NYSE: AIG) today reported after-tax operating income of $773 million, or $0.65 per diluted share, for the first quarter of 2016, compared to $1.7 billion, or $1.22 per diluted share, in the prior-year quarter, reflecting the negative impact of market volatility on investments that totaled $0.48 per diluted share.

On a reported basis, AIG recognized a net loss of $183 million, or $0.16 per diluted share, for the first quarter of 2016, compared to net income of $2.5 billion, or $1.78 per diluted share, in the prior-year quarter, reflecting the impact of market volatility on the items mentioned above, as well as net realized capital losses, restructuring costs, and other items.

“Although our first quarter results were impacted by market volatility on investments, the underlying operating results demonstrate progress on our strategic objectives,” said Peter D. Hancock, AIG President and Chief Executive Officer. “We’ve made some ambitious commitments through 2017, and our first quarter operating results show that we’re executing on our plan. We returned $4.0 billion of capital to shareholders during the quarter, and repurchased an additional $870 million of our common stock through May 2, 2016. Expenses declined 5% year-over-year, excluding the impact of foreign exchange, as we continued to drive for efficiency and narrow our focus on the products, geographies and demographics that provide the greatest opportunities for profitability.

FOR IMMEDIATE RELEASE

“Our goal is for AIG to become our client’s most valued insurer, and that means developing tailored insurance solutions that combine our risk expertise, insights from data science, the power of technology, and best-in-class service from our talented employees, to protect our 90 million clients around the world. While part of our current strategy is to streamline our business, we’re still making targeted investments in our future, including our recently announced plans to form a joint venture with Hamilton Insurance Group and Two Sigma to develop insurance solutions informed by data and technology for the small to medium-sized enterprise market.

“By transforming AIG into a leaner, more profitable and focused insurer, we can leverage our risk expertise, scale and scope to provide value for our clients, and generate returns for our shareholders. Our strategy for today will position us to achieve our vision for tomorrow.”

Capital, Liquidity & Other Highlights:

•	In the first quarter of 2016, AIG repurchased $3.5 billion of shares of its common stock and $173 million of warrants to purchase shares of its common stock, and paid $363 million in shareholder dividends. From the end of the first quarter through May 2, 2016, AIG repurchased an additional $870 million of its common stock

•	On May 2, 2016, AIG’s Board of Directors declared a quarterly dividend of $0.32 per share

•	During the first quarter of 2016, AIG repurchased, through a cash tender offer, approximately $0.7 billion aggregate principal amount of certain debt issued or guaranteed by AIG for an aggregate purchase price of approximately $0.8 billion

•	In the first quarter of 2016, AIG issued $1.5 billion aggregate principal amount of 3.300% Notes due 2021 and $1.5 billion aggregate principal amount of 3.900% Notes due 2026

•	AIG Parent liquidity was $7.1 billion at March 31, 2016

•	On April 30, 2016, AIG priced the sale of 740 million shares of PICC Property and Casualty Company Limited (PICC P&C) by means of a placing to institutional investors and, subject to customary closing conditions, will receive gross proceeds of $1.25 billion

•	AIG filed a registration statement on Form S-1 for a planned IPO of up to 19.9% of United Guaranty Corp., subject to regulatory approval and the approval of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, as a first step towards a full separation

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•	For the first quarter of 2016, AIG’s tax rate was 27.1% on a reported basis, and 19.2% on an operating basis, reflecting the favorable resolution of certain tax audit items in the quarter

•	AIG recorded pre-tax non-operating restructuring costs of $188 million in the first quarter of 2016, which are primarily related to previously announced actions

AFTER-TAX OPERATING INCOME

	Three Months Ended March 31,
($ in millions, except per share amounts)	2016	2015	Change
Pre-tax operating income (loss)
Insurance Operations
Commercial Insurance
Property Casualty	$720	$1,170	(38)%
Mortgage Guaranty	163	145	12
Institutional Markets	6	147	(96)

Total Commercial Insurance	889	1,462	(39)
Consumer Insurance
Retirement	461	800	(42)
Life	105	171	(39)
Personal Insurance	222	(26)	NM

Total Consumer Insurance	788	945	(17)

Total Insurance Operations	1,677	2,407	(30)
Corporate and Other	(733)	162	NM
Consolidations, eliminations and other adjustments	10	(42)	NM

Pre-tax operating income (loss)	954	2,527	(62)
Income tax expense	(183)	(825)	78
Net income (loss) attributable to noncontrolling interests	2	(11)	NM

After-tax operating income (loss)	$773	$1,691	(54)
After-tax operating income (loss) per diluted common share	0.65	1.22	(47)
Effective tax rate on Pre-tax operating income	19.2%	32.6%	(41)

All operating segment comparisons that follow are to the first quarter of 2015 unless otherwise noted.

FOR IMMEDIATE RELEASE

COMMERCIAL INSURANCE

PROPERTY CASUALTY

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Net premiums written	$4,307	$5,047	(15)%
Net premiums earned	4,701	4,931	(5)
Underwriting income	143	145	(1)
Net investment income	577	1,025	(44)

Pre-tax operating income	$720	$1,170	(38)

Underwriting ratios:
Loss ratio	68.2	68.1	0.1	pts
Catastrophe losses and reinstatement premiums	(4.7)	(1.4)	(3.3)
Prior year development net of premium adjustments	0.4	(0.4)	0.8
Net reserve discount benefit (charge)	0.6	(1.9)	2.5

Accident year loss ratio, as adjusted	64.5	64.4	0.1

Acquisition ratio	16.3	16.2	0.1
General operating expense ratio	12.4	12.8	(0.4)

Combined ratio	96.9	97.1	(0.2)

Catastrophe losses and reinstatement premiums	(4.7)	(1.4)	(3.3)
Prior year development net of premium adjustments	0.4	(0.4)	0.8
Net reserve discount benefit (charge)	0.6	(1.9)	2.5

Accident year combined ratio, as adjusted	93.2	93.4	(0.2)

Catastrophe-related losses	$222	$71	213%
Severe losses	109	134	(19)
Prior year loss reserve development (favorable)unfavorable, net of reinsurance and premium adjustments	(10)	28	NM
Net reserve discount charge (benefit)	(26)	93	NM

During the first quarter of 2016, AIG entered into a two-year reinsurance arrangement with the Swiss Re Group, under which a proportional share of our new and renewal U.S. Casualty portfolio is being ceded. This arrangement will reduce the impact of the U.S. Casualty loss ratio on our overall loss ratio, in accordance with our strategic plan.

Property Casualty pre-tax operating income declined to $720 million, primarily due to lower net investment income (reflecting lower income on alternative investments). The accident year loss ratio, as adjusted, increased slightly primarily due to higher current accident year loss ratios, as adjusted, in certain lines of business in Casualty and Specialty, particularly in the U.S., and higher attritional losses in Property. These increases were largely offset by an improvement in Financial lines and lower severe losses in Property. Compared to full year 2015, the accident year loss ratio, as adjusted, decreased 1.7 points, reflecting an improvement in Financial lines, lower severe loss ratios in Property and Specialty, particularly in the U.S., partially offset by an increase in attritional losses in Property, particularly in EMEA.

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The general operating expense ratio benefited from lower employee-related costs resulting from ongoing actions to streamline our management structure and general cost containment measures.

The loss ratio increased slightly due to higher catastrophe losses and an increase in the accident year loss ratio, as adjusted. These increases were largely offset by net favorable prior year loss reserve development and a net loss reserve discount benefit in the first quarter of 2016, compared to net adverse prior year loss reserve development and net loss reserve discount charge in the prior-year quarter.

Net premiums written decreased 15%, or 12% excluding the impact of foreign exchange. Growth in EMEA Financial lines and Casualty was more than offset by the effect of the reinsurance arrangement with the Swiss Re Group discussed above and the continued execution of our strategy to optimize our product portfolio in the U.S. Casualty business. Additionally, net premiums written in the first quarter of 2015 benefited from a renewal of a multi-year policy in U.S. Financial lines.

MORTGAGE GUARANTY

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Net premiums written	$231	$258	(10)%
Net premiums earned	225	230	(2)
Underwriting income	127	111	14
Net investment income	36	34	6

Pre-tax operating income	$163	$145	12

Underwriting ratios:
Loss ratio	18.7	25.2	(6.5	) pts
Acquisition ratio	8.9	9.6	(0.7)
General operating expense ratio	16.0	16.9	(0.9)

Combined ratio	43.6	51.7	(8.1)

Accident year loss ratio, as adjusted	20.9	25.2	(4.3)
Accident year combined ratio, as adjusted	45.8	51.7	(5.9)
Prior year loss reserve development (favorable)	$(5)	$—	NM	%
New insurance written, domestic first-lien	$8,827	$10,542	(16)
Primary delinquency ratio	3.1%	3.9%	(21)

Select Balance Sheet & other data:
Shareholders’ equity (at period end)	$3,275	$3,178	3
First-lien insurance in force	$187,016	$169,880	10
In-force count	923,412	872,978	6

Mortgage Guaranty is primarily composed of the operations of United Guaranty Corporation. As of March 31, 2016, Mortgage Guaranty had estimated available assets under the Private Mortgage Insurer Eligibility Requirements of $3.3 billion compared to estimated required assets of $3.0 billion.

FOR IMMEDIATE RELEASE

Mortgage Guaranty’s pre-tax operating income increased to $163 million, primarily due to the decline in incurred losses from lower delinquency rates and higher cure rates. The acquisition ratio benefited from lower expenses related to sales activities supporting new insurance written. The general operating expense ratio decreased, primarily due to lower employee costs.

Domestic first-lien new insurance written decreased 16% to $8.8 billion, largely due to strong refinancing activity in early 2015. New business written in the first quarter of 2016 had an average FICO score of 746 and an average loan-to-value ratio of 92%, compared to an average FICO score of 752 and an average loan-to-value ratio of 91% in the prior-year quarter.

INSTITUTIONAL MARKETS

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$235	$96	145%
Policy fees	51	49	4
Net investment income	333	479	(30)

Total operating revenues	619	624	(1)

Benefits and expenses	613	477	29

Pre-tax operating income	$6	$147	(96)

Premiums and deposits	304	146	108

Institutional Markets pre-tax operating income declined to $6 million, primarily due to lower income on alternative investments. The decrease in alternative investment income was partially offset by an increase in base net investment income compared to the prior-year quarter, due in part to commercial mortgage loan prepayment income and growth in average base invested assets. The increases in premiums and benefits and expenses were primarily due to higher premiums received and future policy benefit reserves established from the sale of terminal funding annuities and structured settlements.

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CONSUMER INSURANCE

RETIREMENT

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$54	$46	17%
Policy fees	259	264	(2)
Net investment income	1,309	1,570	(17)
Advisory fee and other income	492	508	(3)

Total operating revenues	2,114	2,388	(11)

Benefits and expenses	1,653	1,588	4

Pre-tax operating income	$461	$800	(42)

Premiums and deposits(1)	6,853	5,509	24

(1)	Excludes activity related to closed blocks of fixed and variable annuities.

Retirement pre-tax operating income declined to $461 million, primarily due to lower net investment income (reflecting lower income on alternative investments from negative performance in hedge funds) and higher DAC amortization. Premiums and deposits grew to $6.9 billion, primarily due to higher sales in Fixed Annuities, Retail Mutual Funds and Group Retirement. The growth in Fixed Annuities sales and lower Group Retirement surrenders were the primary drivers of the improvement in net flows of $1.7 billion. All lines of business delivered positive net flows during the first quarter of 2016.

LIFE

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Operating revenues:
Premiums	$736	$708	4%
Policy fees	378	363	4
Net investment income	468	542	(14)
Other income	15	—	NM

Total operating revenues	1,597	1,613	(1)

Benefits and expenses	1,492	1,442	3

Pre-tax operating income	$105	$171	(39)

Premiums and deposits	1,251	1,223	2
Gross life insurance in force, end of period	1,033,301	1,003,022	3

Life pre-tax operating income declined to $105 million, primarily due to lower net investment income (reflecting lower income on alternative investments from negative performance in hedge funds) and higher DAC amortization. Pre-tax operating income in the first quarter of 2016 benefited from a $25 million reduction in the reserve for IBNR death claims related to enhanced claims practices. Premiums and deposits grew 4%, excluding the effect of foreign exchange, principally driven by growth in international life and health.

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PERSONAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Net premiums written	$2,812	$2,915	(4)%
Net premiums earned	2,770	2,799	(1)
Underwriting income (loss)	171	(89)	NM
Net investment income	51	63	(19)

Pre-tax operating income (loss)	$222	$(26)	NM

Underwriting ratios:
Loss ratio	52.5	58.8	(6.3	) pts
Catastrophe losses and reinstatement premiums	(1.1)	(2.2)	1.1
Prior year development net of premium adjustments	1.8	(0.2)	2.0

Accident year loss ratio, as adjusted	53.2	56.4	(3.2)

Acquisition ratio	26.1	27.3	(1.2)
General operating expense ratio	15.3	17.1	(1.8)

Combined ratio	93.9	103.2	(9.3)

Catastrophe losses and reinstatement premiums	(1.1)	(2.2)	1.1
Prior year development net of premium adjustments	1.8	(0.2)	2.0

Accident year combined ratio, as adjusted	94.6	100.8	(6.2)

Catastrophe-related losses	$29	$61	(52)%
Severe losses	—	12	NM
Prior year loss reserve development (favorable)unfavorable, net of reinsurance and premium adjustments	(48)	4	NM

Personal Insurance pre-tax operating income grew to $222 million, compared to a loss in the prior-year quarter, due to improved underwriting results, partially offset by lower net investment income (reflecting lower income on alternative investments from negative performance in hedge funds). The combined ratio decreased, reflecting improvements in the loss ratio and expense ratio.

The improvement in the accident year loss ratio, as adjusted, was driven by lower accident year losses primarily in the U.S. personal property business. In addition, the loss ratio benefited from net favorable prior year loss reserve development and lower catastrophe losses.

The improvement in the acquisition ratio reflected lower acquisition costs primarily in the direct marketing expenses as we refocus our activities. The decrease in the general operating expense ratio primarily reflected lower employee-related expenses arising from organizational realignment activities together with lower strategic investment expenditures.

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Net premiums written, excluding the effects of foreign exchange, increased approximately 1% driven by growth in personal property, partially offset by a decrease in warranty service programs.

CORPORATE AND OTHER

	Three Months Ended March 31,
($ in millions)	2016	2015	Change
Pre-tax operating income (loss):
Equity in pre-tax operating earnings of AerCap	$—	$128	NM	%
Fair value of PICC investments	(75)	47	NM
Income from other assets, net	(138)	564	NM
Corporate general operating expenses	(294)	(252)	(17)
Interest expense	(257)	(305)	16
Run-off insurance lines	31	(19)	NM
Consolidation and elimination	—	(1)	NM

Pre-tax operating income (loss)	$(733)	$162	NM

Corporate and Other reported a pre-tax operating loss of $733 million compared to pre-tax operating income of $162 million in the prior-year quarter, primarily due to fair value losses on assets for which the fair value option was elected, including ABS CDOs and part of our holdings in People’s Insurance Company (Group) of China Limited (PICC Group), and the absence of equity earnings from shares in AerCap Holdings N.V. (AerCap), which was divested. These items were partially offset by lower interest expense from ongoing liability management activities.

CONFERENCE CALL

AIG will host a conference call tomorrow, Tuesday, May 3, 2016, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime

FOR IMMEDIATE RELEASE

mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; sales of businesses; restructuring of business operations; generation of deployable capital; anticipated business or asset divestitures or monetizations; anticipated organizational and business changes; strategies to increase return on equity and earnings per common share; strategies to grow net investment income, efficiently manage capital, grow book value per share, and reduce expenses; anticipated restructuring charges and annual cost savings; strategies for customer retention, growth, product development, market position, financial results and reserves; and subsidiaries’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impacts on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage run-off insurance portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of or monetize, businesses or assets; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2015. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Nothing in this press release or in any oral statements made in connection with this press release is intended to constitute, nor shall it be deemed to constitute, an offer of any securities for sale or the solicitation of an offer to purchase any securities in any jurisdiction.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the First Quarter 2016 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

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Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value Per Common Share Excluding AOCI and Deferred Tax Assets (DTA) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts for interim periods are estimates based on projections of full-year attribute utilization. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding. Book Value Per Common Share Excluding AOCI and DTA is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA, by Total common shares outstanding.

Return on Equity – After-tax Operating Income Excluding AOCI and Return on Equity – After-tax Operating Income Excluding AOCI and DTA are used to show the rate of return on shareholders’ equity. AIG believes these measures are useful to investors because they eliminate the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of its available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. Deferred tax assets represent U.S. tax attributes related to net operating loss carryforwards and foreign tax credits. Amounts for interim periods are estimates based on projections of full-year attribute utilization. Return on Equity – After-tax Operating Income Excluding AOCI is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI. Return on Equity – After-tax Operating Income Excluding AOCI and DTA is derived by dividing actual or annualized after-tax operating income attributable to AIG by average AIG shareholders’ equity, excluding average AOCI and DTA.

Normalized Return on Equity, Excluding AOCI and DTA (Normalized ROE) further adjusts Return on Equity – After-tax Operating Income, Excluding AOCI and DTA for the effects of certain volatile or market-related items. Normalized Return on Equity, Excluding AOCI and DTA is derived by excluding the following tax adjusted effects from Return on Equity – After-tax Operating Income, Excluding AOCI and DTA: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment Book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions, net of reserve discount change; Life insurance IBNR death claim charge and prior year loss reserve development.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

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After-tax operating income attributable to AIG is derived by excluding the following items from net income attributable to AIG: income or loss from discontinued operations; income and loss from divested businesses (including gain on the sale of International Lease Finance Corporation (ILFC) and certain post-acquisition transaction expenses incurred by AerCap Holdings N.V. (AerCap) in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and related tax effects); legacy tax adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments; non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization; deferred income tax valuation allowance releases and charges; changes in fair value of securities used to hedge guaranteed living benefits; changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses; other income and expense — net, related to Corporate and Other runoff insurance lines; loss on extinguishment of debt; net realized capital gains and losses; and non-qualifying derivative hedging activities, excluding net realized capital gains and losses. See page 15 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

Operating revenue excludes Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes).

General operating expenses, operating basis (GOE), is derived by making the following adjustments to general operating and other expenses: include (i) loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to a retroactive reinsurance agreement. We also derive General operating expense savings on a gross basis, which represents changes during the period in General operating expenses, operating basis, before the effect of additional investments made during the period. AIG uses general operating expenses, operating basis, because it believes it provides a more meaningful indication of its ordinary course of business operating costs.

AIG uses the following operating performance measures within its Commercial Insurance and Consumer Insurance reportable segments as well as Corporate and Other.

Commercial Insurance: Property Casualty and Mortgage Guaranty; Consumer Insurance: Personal Insurance

Pre-tax operating income: includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, other income and expense — net, and non-operating litigation reserves and settlements. Underwriting income and loss is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, acquisition expenses and general operating expenses.

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Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold.

Commercial Insurance: Institutional Markets; Consumer Insurance: Retirement and Life

Pre-tax operating income is derived by excluding the following items from pre-tax income: changes in fair value of securities used to hedge guaranteed living benefits; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; and non-operating litigation reserves and settlements.

Premiums and deposits includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts and mutual funds.

Corporate and Other

Pre-tax operating income and loss is derived by excluding the following items from pre-tax income and loss: loss on extinguishment of debt; net realized capital gains and losses; changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains and losses; income and loss from divested businesses, including Aircraft Leasing; net gain or loss on sale of divested businesses (including gain on the sale of ILFC and certain post-acquisition transaction expenses incurred by AerCap in connection with its acquisition of ILFC and the difference between expensing AerCap’s maintenance rights assets over the remaining lease term as compared to the remaining economic life of the related aircraft and AIG’s share of AerCap’s income taxes); non-operating litigation reserves and settlements; reserve development related to non-operating run-off insurance business; and restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization.

Results from discontinued operations are excluded from all of these measures.

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FOR IMMEDIATE RELEASE

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products, mortgage insurance and other financial services to customers in more than 100 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

	Three Months Ended March 31,
			% Inc.
	2016	2015	(Dec.)
Reconciliations of Pre-tax and After-tax Operating Income (Loss):
Pre-tax income (loss) from continuing operations	$(214)	$3,776	NM %
Adjustments to arrive at Pre-tax operating income:
Changes in fair value of securities used to hedge guaranteed living benefits	(133)	(44)	(202.3)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(40)	54	NM
Loss on extinguishment of debt	83	68	22.1
Net realized capital (gains) losses	1,106	(1,341)	NM
Loss from divested businesses	2	21	(90.5)
Non-operating litigation reserves and settlements	(31)	(7)	(342.9)
Other (income) expense - net	(7)	—	NM
Restructuring and other costs	188	—	NM

Pre-tax operating income (loss)	$954	$2,527	(62.2)

Net income (loss) attributable to AIG	$(183)	$2,468	NM
Adjustments to arrive at after-tax operating income (amounts net of tax):
Uncertain tax positions and other tax adjustments	205	(42)	NM
Deferred income tax valuation allowance (releases) charges	(37)	93	NM
Changes in fair value of securities used to hedge guaranteed living benefits	(86)	(29)	(196.6)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(26)	35	NM
Loss on extinguishment of debt	54	44	22.7
Net realized capital (gains) losses	701	(874)	NM
(Income) loss from discontinued operations	47	(1)	NM
Loss from divested businesses	1	2	(50.0)
Non-operating litigation reserves and settlements	(20)	(5)	(300.0)
Other (income) expense - net	(5)	—	NM
Restructuring and other costs	122	—	NM

After-tax operating income (loss) attributable to AIG	$773	$1,691	(54.3)

Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.12)	$1.81	NM
Loss from discontinued operations	(0.04)	—	NM

Net income (loss) attributable to AIG	$(0.16)	$1.81	NM

Diluted
Income (loss) from continuing operations	$(0.12)	$1.78	NM
Loss from discontinued operations	(0.04)	—	NM

Net income (loss) attributable to AIG	$(0.16)	$1.78	NM

After-tax operating income attributable to AIG per diluted share (a)	$0.65	$1.22	(46.7)
Weighted average shares outstanding:
Basic	1,156.5	1,366.0
Diluted (b)	1,156.5	1,386.3
Return on equity (c)	(0.8)%	9.2%
Return on equity - after-tax operating income, excluding AOCI (d)	3.6%	7.0%
Return on equity - after-tax operating income, excluding AOCI and DTA (e)	4.5%	8.4%
As of period end:
Book value per common share (f)	$78.28	$80.16	(2.3)
Book value per common share excluding accumulated other comprehensive income (g)	$73.40	$72.25	1.6
Book value per common share excluding accumulated other comprehensive income and DTA (h)	$58.52	$60.69	(3.6)%
Total common shares outstanding	1,130.7	1,347.1

Financial highlights - notes

(a)	For the quarter ended March 31, 2016, because we reported a net loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported after-tax operating income, the calculation of after-tax operating income per diluted share includes 29,585,064 dilutive shares.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-months ended March 31, 2016 due to the net loss in that period.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes DTA.
(e)	Computed as Annualized after-tax operating income attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI and DTA.
(f)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(g)	Represents total AIG shareholders’ equity, excluding AOCI, divided by common shares outstanding.
(h)	Represents total AIG shareholders’ equity, excluding AOCI and DTA, divided by common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating Expenses, Operating basis to General Operating and Other Expenses, GAAP basis

	Three Months Ended March 31,
			% Inc.
	2016	2015	(Dec.)
Total general operating expenses, Operating basis	$2,592	$2,784	(6.9)%
Loss adjustment expenses, reported as policyholder benefits and losses incurred	(341)	(423)	19.4
Advisory fee expenses	317	332	(4.5)
Non-deferrable insurance commissions	122	128	(4.7)
Direct marketing and acquisition expenses, net of deferrals	144	140	2.9
Investment expenses reported as net investment income and other	(15)	(20)	25.0

Total general operating and other expenses included in pre-tax operating income	2,819	2,941	(4.1)
Restructuring and other costs	188	—	NM
Other expense related to retroactive reinsurance agreement	(7)	—	NM
Non-operating litigation reserves	3	8	(62.5)

Total general operating and other expenses, GAAP basis	$3,003	$2,949	1.8%

Reconciliations of Normalized and After-tax Operating Income Return on Equity, Excluding AOCI and DTA

	Three Months Ended			Three Months Ended
	March 31, 2016			March 31, 2015
	Pre-tax	After-tax	ROE	Pre-tax	After-tax	ROE
Return on equity - after-tax operating income, excluding AOCI and DTA	$954	$773	4.5%	$2,527	$1,691	8.4%
Adjustments to arrive at Normalized Return on Equity, Excluding AOCI and DTA:
Catastrophe losses above (below) expectations	23	15	0.1	(113)	(74)	(0.4)
(Better) worse than expected alternative returns	714	464	2.7	(141)	(92)	(0.4)
(Better) worse than expected DIB & GCM returns	395	257	1.5	(60)	(39)	(0.2)
Fair value changes on PICC investments	103	67	0.4	(54)	(35)	(0.2)
Net reserve discount change	(10)	(7)	—	165	107	0.5
Life Insurance - IBNR death claims	(25)	(16)	(0.1)	—	—	—
Unfavorable (favorable) prior year loss reserve development	(60)	(39)	(0.2)	35	23	0.1

Normalized Return on Equity, excluding AOCI and DTA	$2,094	$1,514	8.9%	$2,359	$1,581	7.8%

Impact of Market Volatility on After-tax Operating Income Per Diluted Share

	Three Months Ended March 31, 2016
	Pre-tax	After-tax	After-tax Operating Income
	operating	operating	(Loss) Per Diluted Share
	income (loss)	income (loss) (a)	(a) / (b)
Private Equity	$114	$74	$0.06
Hedge Funds	(537)	(349)	(0.29)
PICC Group and PICC Property & Casualty	(103)	(67)	(0.06)
DIB & GCM	(341)	(222)	(0.19)

Market volatility on investments	(867)	(564)	(0.48)
Other operating earnings	1,821	1,337	1.13

Total	$954	$773	$0.65

Weighted average shares outstanding—diluted for operating EPS (b)	1,186.1